Exhibit 2.13

 Stephen A. Snyder

President

July 10, 2014

James Antonacci, Jr.

Practicare Medical Management, Inc.

4567 Crossroads Park Drive

Liverpool, NY 13088

Re: Purchase Price Adjustment

Dear Mr. Antonacci:

Reference is made to the Asset Purchase Agreement dated August 23, 2013, as amended (the “APA”), between Medical Transcription Billing, Corp. (the “Company”), Ultimate Medical Management, Inc., Practicare Medical Management, Inc. and James Antonacci. Capitalized terms used but not defined in this letter have the meanings set forth in the APA.

By their execution of this letter agreement, the parties to the APA (the “Parties”), agree that the APA is hereby amended, so that (i) the Cash Purchase Price payable at the Closing under Section 1.2 of the APA shall be fixed at $2,395,000, (ii) in the event the underwriters exercise their option to purchase additional shares of MTBC Stock in the IPO, the Company will promptly pay to Seller 20% of the proceeds received by the Company from such exercise (net of the underwriters’ discount) as an increase to the Cash Purchase Price and (iii) that Section 9.2(b) of the APA changes the Damages threshold from excess of 1% of the Purchase Price to $250,000.

The Parties further acknowledge and agree that the Share Consideration under the APA has not changed and constitutes 292,500 shares of MTBC Stock.

The parties agree that except as provided in this letter, the APA shall remain unchanged in full force and effect.

Sincerely,

Medical Transcription Billing, Corp.

By:	/s/ Stephen A. Snyder
Stephen A. Snyder

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com

Exhibit 2.13

Practicare Medical Management, Inc.,		Ultimate Medical Management, Inc.,
a New York Corporation		a New York Corporation

By:	/s/ James N. Antonacci, Jr.	By:	/s/ James N. Antonacci, Jr.

James N. Antonacci, Jr.,
an Individual

By:	/s/ James N. Antonacci, Jr.

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com